TECHNOLOGY TRANSFER AGREEMENT

This Agreement is entered into this 12 day of May, 2000 by and between Evan Gamble ("GAMBLE") and Molecular Robotics, Inc. ("MRI").

	WHEREAS GAMBLE has developed certain useful technologies ("Technologies") as are listed on Schedule "A" attached to and incorporated into this Agreement; and

	WHEREAS GAMBLE wants to assign all rights in the Technology to MRI as part of a transaction where GAMBLE together with several other owners of useful technology will transfer their technologies to MRI so as to allow MRI to exploit these technologies together; and

	WHEREAS MRI will issue stock to this group of technology transferors, including GAMBLE, so that after the transfer this group together will own at least 80% of the outstanding shares of stock in MRI; and

	WHEREAS GAMBLE and MRI intend that this transfer be a tax-free transaction under Section 351 of the Internal Revenue Code.

	NOW THEREFORE GAMBLE and MRI ("Party" or "Parties") agree as follows:

GAMBLE warrants the following:

That it is the owner of the Technology listed on Schedule "A" to this Agreement.

That it has all rights necessary in order to assign this Technology to MRI.

That this Technology is original and does not infringe any patent either issued or pending or any trade secret held by any third party.

That the Technology is not subject to any license agreement nor is its transfer subject to the approval of any third party.

That rights to the Technology have not been assigned or transferred previously to any third party.

GAMBLE hereby assigns to the Company exclusively throughout the world all right, title and interest (choate or inchoate) in (i) the Technology listed on Schedule A (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively "Intellectual Property") and MRI accepts such assignment.

MRI will issue to GAMBLE 2,000,000 shares of MRI common stock.

GAMBLE will assist MRI in any act necessary to show that MRI is the owner of the technology including but not limited to any filings with the Patent and Trademark Office.

GAMBLE will indemnify and defend MRI against any claim of infringement arising out of MRI's use of the Technology.

This Agreement shall be governed by the laws of the State of California as though fully performed within that State.

Should a court of competent jurisdiction decide that any provision of this Agreement is illegal or for any reason unenforceable, then the remaining provisions of this Agreement shall remain fully effective and the remaining provisions as a whole shall be interpreted so as to carry out the intention of the Parties.

Any dispute over the interpretation of the terms or performance of the Parties to this Agreement shall be heard in a court of competent jurisdiction within Los Angeles, County, California.

The Parties have reviewed this Agreement and jointly agree to its terms and no presumption shall be made against the drafter of any provision herein.

This Agreement may be executed in counterparts.



                                           MOLECULAR ROBOTICS, INC.

/S/ EVAN GAMBLE				                        By: /S/ SUSAN BRANA
Evan Gamble                                Susan Brana

Date: 5/27/2000				                        Title: Chairman of the Board

                                           Date: 5/25/2000


                                 SCHEDULE "A"
                        List of Technologies Transferred

1. Carbon Nanotubes

2. Molecular Computer

3. DNA Sequencer

4. Single-Chip DNA Sequencer via AFM

5. Fuel Cell and Photo Cell Technology

6. 3-D Chip